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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            EMC INSURANCE GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

(EMC GROUP, INC. LETTERHEAD)

                                 April 12, 2006

Dear Stockholder:

     I am pleased to extend to you my personal invitation to attend the 2006 Annual Meeting of Stockholders of EMC Insurance Group Inc. on May 25, 2006, at 1:30 p.m., at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa 50309.

     The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 2005 performance and its plans for 2006. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of Ernst & Young LLP, the Company's independent registered public accounting firm, will be available to answer questions you may have.

     While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares are represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                         Sincerely,

                                         -s- Bruce G. Kelley
                                         Bruce G. Kelley
                                         President and CEO

                            EMC INSURANCE GROUP INC.

                                   NOTICE OF
                      2006 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 2006

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company"), an Iowa corporation, will be held on Thursday, May 25, 2006 at 1:30 p.m. local time, at Employers Mutual Casualty Company's office, 700 Walnut Street, Des Moines, Iowa, for the following purposes:

     1. To elect a Board of Directors;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each share of the Company's common stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on March 27, 2006 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

     April 12, 2006

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      DONALD D. KLEMME, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      2006 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 2006

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value common stock (the "Common Stock") for use at the 2006 Annual Meeting of Stockholders to be held on May 25, 2006, and at any adjournment thereof (the "Annual Meeting").

     The Company's 2005 Annual Report to Stockholders was sent to the Company's stockholders on or about March 29, 2006. This proxy statement, along with the accompanying form of proxy, was sent to the Company's stockholders on or about April 12, 2006.

     The accompanying proxy may be revoked by the person giving it at any time before it is voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual"), and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES NAMED HEREIN AND A VOTE "FOR" EACH OF THE OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.

                               VOTING SECURITIES

     All stockholders of record of the Common Stock at the close of business on March 27, 2006, are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 27, 2006, there were 13,692,554 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented at the Annual Meeting. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of the Company's independent registered public accounting firm, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Votes withheld for any director, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as votes cast with respect to any matter submitted to the stockholders for a vote and will not affect the outcome of any matter.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of eight directors to serve for terms extending until the 2007 Annual Meeting and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the eight nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                                  DIRECTOR
NAME                                        AGE    SINCE     POSITION WITH THE COMPANY
----                                        ---   --------   -------------------------
Margaret A. Ball..........................  68      2004     Director
George C. Carpenter III...................  78      1981     Director
David J. Fisher...........................  69      1985     Director
Bruce G. Kelley...........................  52      1991     President, Chief Executive Officer and
                                                             Director
George W. Kochheiser......................  80      1974     Chairman of the Board
Raymond A. Michel.........................  80      1981     Director
Fredrick A. Schiek........................  71      1994     Director
Joanne L. Stockdale.......................  59      2004     Director

     Margaret A. Ball was Senior Vice President of Underwriting of the Company and of Employers Mutual from 1997 until her retirement on January 1, 2001. She was a Vice President of Employers Mutual from 1983 until 1997. Ms. Ball was employed by Employers Mutual from 1971 to 2001.

     George C. Carpenter III was Executive Director and Chief Executive Officer of Iowa Public Television from November 1985 until his retirement in 1993. Prior to that he served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     David J. Fisher has been Chairman of the Board and Chief Executive Officer of Onthank Company, a Des Moines based wholesale distributor of floor, window, wall covering and countertop products, since 1978 and has been employed by that firm since 1962.

     Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and was Treasurer of Employers Mutual from 1996 until 2000, and of the Company from 1996 until 2001. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed by Employers Mutual since 1985 and has been a director of that company since 1984.

     George W. Kochheiser has been Chairman of the Board of the Company since 1994, and was President and Chief Operating Officer of the Company and of Employers Mutual from 1982 until his retirement in

1991. Mr. Kochheiser also serves as a director of Employers Mutual and was an employee of that company from 1949 to 1991.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Fredrick A. Schiek was Executive Vice President and Chief Operating Officer of the Company and of Employers Mutual from 1992 until his retirement on March 1, 2001. He was Vice President of Employers Mutual from 1983 until 1992 and has served as a director of Employers Mutual since 1998. Mr. Schiek was employed by Employers Mutual from 1959 to 2001.

     Joanne L. Stockdale has been the President and Chief Executive Officer of Northern Iowa Die Casting Inc., a manufacturer of aluminum die castings for original equipment manufacturers, since 1983. Since 1988, she has been an investment trustee of the Iowa Public Employees Retirement System (IPERS) where she has served as chair or vice-chair since 1995. She is a Certified Public Accountant.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 2005, the Board of Directors of the Company held four regular meetings. In 2005, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served. All of the members of the Board of Directors attended the Company's 2005 annual meeting and the Company expects all of the members of the Board of Directors to attend this year's Annual Meeting. The Board has determined that Board members Ball, Carpenter, Fisher, Michel and Stockdale are independent directors as defined by the rules of the Nasdaq Stock Market.

     The Board of Directors of the Company has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Inter-Company Committee and the Nominating Committee. The Executive Committee members are Bruce G. Kelley, Fredrick A. Schiek and George W. Kochheiser. This Committee has authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions which, under Iowa law and the Company's By-laws, require action by the Board of Directors; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, filling officer vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Articles of Incorporation, or amending the Company's By-laws. The Executive Committee did not meet during the year ended December 31, 2005.

     The members of the Audit Committee are Margaret A. Ball, David J. Fisher and Joanne L. Stockdale. Each member of the Audit Committee is "independent" under the standards established by the corporate governance rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Board of Directors has determined that Committee member Joanne L. Stockdale qualifies and is designated as an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The functions performed by this Committee are detailed in the Audit Committee Charter, which is available on the Company's website at www.EMCInsurance.com. Their duties are to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control over financial reporting and audit functions. The Audit Committee met seven times during the year ended December 31, 2005.

     The process for establishing the compensation of the Company's executive officers commences with Employers Mutual's Compensation Committee, which makes an initial determination of compensation arrangements for the executive officers. The compensation arrangements determined by Employers Mutual's Compensation Committee are then submitted to the Company's Compensation Committee for its independent evaluation and approval. Both committees are authorized to meet jointly in an attempt to resolve any disputes, but the Company's Compensation Committee is ultimately required by its Charter to take action independently of any actions taken by Employers Mutual's Compensation Committee and to approve the compensation arrangements. In 2005, the Company's Compensation Committee met one time and approved the compensation recommendations of Employers Mutual's Compensation Committee.

     The Company's Compensation Committee members are George C. Carpenter III, Raymond A. Michel and Joanne L. Stockdale. The report of the Company's Compensation Committee begins on page 16 of this proxy statement. The charter of the Compensation Committee is available on the Company's web site at www.EMCInsurance.com.

     The Company and Employers Mutual have each established an Inter-Company Committee. None of the three members of the Company's Inter-Company Committee may be members of Employers Mutual's board of directors, and each are required to be "independent" under the standards established by the rules of the Nasdaq Stock Market. Similarly, Employers Mutual's Inter-Company Committee consists of three directors of Employers Mutual who are not members of the Company's board of directors. The members of the Company's Inter-Company Committee are Margaret
A. Ball, George C. Carpenter, III and Raymond A. Michel. Any new material agreement or transaction between Employers Mutual and the Company, as well as any proposed material change to an existing material agreement between Employers Mutual and the Company, must receive the approval of both Inter-Company Committees. This approval is granted only if the members of the Company's Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed material change in an existing agreement, is fair and reasonable to the Company and its stockholders, and the members of Employers Mutual's Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed change in an existing agreement, is fair and reasonable to Employers Mutual and its policyholders. The two Inter-Company Committees may meet separately or jointly, but separate votes are always required. The Company's Inter-Company Committee met three times during the year ended December 31, 2005.

     The members of the Nominating Committee are George C. Carpenter III, David
J. Fisher and Raymond A. Michel. Each of these members are "independent" under the standards established by the rules of the Nasdaq Stock Market. The Nominating Committee ensures that the Board of Directors of the Company is appropriately constituted to meet its fiduciary obligations to stockholders. To accomplish this purpose, the Nominating Committee assists the Board of Directors in assessing its membership needs, identifies individuals qualified to become members of the Board of Directors and makes recommendations regarding potential director candidates to the Board of Directors. Criteria for the nomination of a director and the process of consideration of director candidates recommended by stockholders are set forth in the Nominating Committee Charter, which is located on the Company's web site at www.EMCInsurance.com. In considering a nominee for a position on the Company's Board of Directors, the Nominating Committee will seek to identify individuals who, in addition to having a reputation for integrity, honesty and adherence to high ethical standards, also have demonstrated business knowledge, experience and the ability to exercise sound judgment in matters related to current and long-term objectives of the Company and a willingness and ability to contribute positively to the decision-making process of the Company. The Nominating Committee met one time during the year ended December 31, 2005.

DIRECTORS' COMPENSATION

     In 2005, each member of the Company's Board of Directors who was not an officer or employee of the Company was paid $1,200 for each board meeting or committee meeting attended, plus expenses, and a $9,000 annual fee payable irrespective of attendance at meetings. In addition, the chair of the Audit Committee was paid a $4,000 annual fee. Non-employee directors of the Company are also eligible to participate in Employers Mutual's Non-Employee Director Stock Option Plan. Under this Plan, directors are granted an option to purchase Common Stock in an amount up to 100 percent of their annual retainer at an option price equal to 75 percent of the fair market value of the Common Stock on the option exercise date. During 2005, two directors participated in this plan and exercised options for a total of 1,967 shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding those entities known to the Company to own beneficially more than five (5) percent of the Company's Common Stock:

                                                                        AMOUNT AND NATURE
TITLE OF                          NAME AND ADDRESS                        OF BENEFICIAL      PERCENT
 CLASS                          OF BENEFICIAL OWNER                         OWNERSHIP        OF CLASS
--------      --------------------------------------------------------  -----------------    --------
Common        Employers Mutual Casualty Company.......................       7,782,351(1)      56.8%
              717 Mulberry Street
              Des Moines, Iowa 50309
Common        Wells Fargo & Company...................................         912,603(2)       6.7%
              525 Market Street, 10th Floor
              San Francisco, California 94105

---------------

(1) On March 27, 2006, Employers Mutual owned 57.0% of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock in the foreseeable future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will enable it to control the election of the Board of Directors of the Company. The Company's operations are integrated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2) The information shown is based upon a Schedule 13G, filed March 3, 2006 with the Securities and Exchange Commission by Wells Fargo & Company on its own behalf and on behalf of its identified subsidiaries. This reports sole voting power for 861,498 shares, sole dispositive power for 891,603 shares, and shared dispositive power for 1,000 shares held by Wells Fargo & Company, and sole voting power for 587,679 shares and sole dispositive power for 857,608 shares held by Wells Capital Management Incorporated.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following information is furnished as to the Common Stock of the Company owned beneficially as of March 27, 2006, by each of the Company's directors, director nominees and named executive officers individually, and the directors and executive officers of the Company as a group. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENT
NAME                                                            OWNERSHIP(1)      OF CLASS
----                                                          -----------------   --------
Margaret A. Ball............................................         2,005            *
George C. Carpenter III.....................................         5,490            *
Raymond W. Davis............................................        20,576(2)         *
David J. Fisher.............................................         1,967            *
Ronald W. Jean..............................................        38,099(3)         *
Bruce G. Kelley.............................................       150,724(4)       1.1%
George W. Kochheiser........................................        55,000            *
Raymond A. Michel...........................................         5,000            *
William A. Murray...........................................        39,497(5)         *
Steven C. Peck..............................................        16,500(6)         *
Fredrick A. Schiek..........................................        16,561            *
Joanne L. Stockdale.........................................           646            *
All Directors and Executive Officers as a Group (21 persons,
  including those listed above).............................       452,403          3.3%

---------------

* Less than one percent

(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) Raymond W. Davis directly owns 15,976 shares of Common Stock and has presently exercisable options to purchase 4,600 shares, which shares are included in the table.

(3) Ronald W. Jean directly owns 13,632 shares of Common Stock and has presently exercisable options to purchase 24,467 shares, which shares are included in the table.

(4) Bruce G. Kelley owns 95,768 shares of Common Stock directly and 26,198 shares indirectly. Of the 26,198 shares indirectly owned, 1,500 are owned by his spouse and 24,698 are owned by his children. In addition, he owns presently exercisable options to purchase 28,758 shares, which shares are included in the table.

(5) William A. Murray directly owns 13,587 shares of Common Stock and has presently exercisable options to purchase 25,910 shares, which shares are included in the table.

(6) Steven C. Peck directly owns 3,000 shares of Common Stock and has presently exercisable options to purchase 13,500 shares, which shares are included in the table.

                           COMPENSATION OF MANAGEMENT

     The Company has no employees of its own and, consequently, has no payroll and no employee benefit plans. Approximately 15 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company. The Company's four property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company, Farm and City Insurance Company and Illinois EMCASCO Insurance Company) and two subsidiaries and an affiliate of Employers Mutual are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's employees during 2005 was shared by the Company's property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement. The compensation paid to the employees of Employers Mutual who perform duties for EMC Reinsurance Company and EMC Underwriters, LLC, the other two subsidiaries of the Company, is not allocated to the Pooling Agreement and is charged directly to those subsidiaries. The aggregate participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 2005 was 30% and this percentage represents the approximate portion of the compensation expenses described below which were allocated to the Company during the year.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the other four most highly compensated executive officers serving as such on December 31, 2005.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION(1)
                                             ----------------------------------------
                                                                           SECURITIES
                                                                           UNDERLYING    ALL OTHER
                                                                            OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR   SALARY($)   BONUS($)     (#)(2)        ($)(3)
---------------------------                  ----   ---------   --------   ----------   ------------
Bruce G. Kelley............................  2005    585,795    382,231      18,000        74,915
President & CEO                              2004    584,690         --       6,000        45,858
                                             2003    507,962    302,890       5,000        61,482
William A. Murray..........................  2005    338,155    203,674      15,000        53,138
Executive Vice President & COO               2004    315,670         --       5,000        31,797
                                             2003    266,463    146,494       5,000        33,605
Ronald W. Jean.............................  2005    338,155    203,674      15,000        48,572
Executive Vice President                     2004    315,670         --       5,000        26,973
for Corporate Development                    2003    267,658    147,151       5,000        31,734
Raymond W. Davis...........................  2005    240,192    132,614       5,000        34,868
Sr. Vice President & Treasurer               2004    229,854         --       1,000        20,272
                                             2003    200,704    101,260       1,000        24,932
Steven C. Peck.............................  2005    207,366    114,490       6,000        29,323
Sr. Vice President -- Actuary                2004    198,732         --       2,000        21,885
                                             2003    165,539     81,094       2,000        17,106

---------------

(1) Compensation deferred at election of executive includable in category and year earned.

(2) All stock options granted were at an option price equal to the fair market value of the Common Stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year, commencing in the second year of the term.

(3) Amounts shown for all other compensation in the above table and detailed in the following table include employer matching contributions to Employers Mutual's 401(k) Savings Plan (the "401(k) Plan"), employer matching contributions to Employers Mutual's Board and Executive Non-qualified Excess Plan, ("BENEP") recognition payments for professional education designation awards, excess group life insurance and supplemental disability insurance premiums and professional tax preparation fees.

                     SUMMARY COMPENSATION TABLE FOOTNOTE(3)

                                           COMPANY
                                          MATCHING
                                        CONTRIBUTIONS                              PERSONAL
                                          TO 401(K)                  EXECUTIVE      USE OF
                                          AND BENEP     INSURANCE   PROFESSIONAL   COMPANY     ALL OTHER
NAME                            YEAR        PLANS       PREMIUMS      SERVICES       AUTO     COMPENSATION
----                            ----    -------------   ---------   ------------   --------   ------------
Bruce G. Kelley..............    2005      $55,181       $8,456        $2,800       $2,537       $5,941
                                 2004       34,827        1,518         4,650        2,229        2,634
                                 2003       51,322          894         4,000        2,582        2,684
William A. Murray............    2005       31,249       11,903           645        2,418        6,923
                                 2004       22,282        2,639         1,350        2,984        2,542
                                 2003       24,390        2,404         2,000        2,404        2,407
Ronald W. Jean...............    2005       33,630       11,218            --        1,931        1,793
                                 2004       22,173        2,758            --        2,042           --
                                 2003       29,115        1,310            --        1,309           --
Raymond W. Davis.............    2005       24,653        8,888            --           --        1,327
                                 2004       17,768        1,984           520           --           --
                                 2003       22,504        1,753           675           --           --
Steven C. Peck...............    2005       22,088        6,105            --           --        1,130
                                 2004       20,224        1,661            --           --           --
                                 2003       15,699        1,407            --           --           --

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 2005. In addition, the table shows the hypothetical gain, or "option spread", that would exist for the respective options based on assumed rates of annual compound stock appreciation of five and ten percent over the full term of the options. Employers Mutual grants the stock options which are utilized to purchase the Common Stock of the Company. Upon the exercise of these options, Employers Mutual pays to the Company the spread between the fair market value and the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                       VALUES BASED ON
                                                                                      ASSUMED RATES OF
                                   NUMBER OF    % OF                                     STOCK PRICE
                                    OPTIONS     TOTAL     EXERCISE                     APPRECIATION(2)
                                    GRANTED    OPTIONS      PRICE      EXPIRATION   ---------------------
NAME                                (#)(1)     GRANTED     ($/SH)         DATE        5%($)      10%($)
----                               ---------   -------   -----------   ----------   ---------   ---------
Bruce G. Kelley..................   18,000       7.1        19.35        3/1/15      219,044     555,100
William A. Murray................   15,000       5.9        19.35        3/1/15      182,537     462,584
Ronald W. Jean...................   15,000       5.9        19.35        3/1/15      182,537     462,584
Raymond W. Davis.................    5,000       2.0        19.35        3/1/15       60,846     154,195
Steven C. Peck...................    6,000       2.3        19.35        3/1/15       73,015     183,034

---------------

(1) All stock options granted were at an option price equal to the fair market value of the Common Stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year, commencing in the second year of the term.

(2) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2005, the value realized from those exercises, the number of unexercised options held as of December 31, 2005, and the amount of unrealized gains attributed to them on that date.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                VALUE OF
                                                              NUMBER OF       UNEXERCISED
                                                             UNEXERCISED      IN-THE-MONEY
                                                             OPTIONS AT        OPTIONS AT
                                     SHARES       VALUE      YEAR-END(#)      YEAR END($)
                                   ACQUIRED ON   REALIZED   EXERCISABLE/      EXERCISABLE/
NAME                               EXERCISE(#)    ($)(1)    UNEXERCISABLE   UNEXERCISABLE(2)
----                               -----------   --------   -------------   ----------------
Bruce G. Kelley..................    10,000       97,990    29,600/23,830    210,390/14,814
William A. Murray................     5,894       55,912    23,496/23,182    160,507/30,459
Ronald W. Jean...................        --           --    22,748/22,506    152,550/17,177
Raymond W. Davis.................       500        3,604     7,000/7,200      52,372/4,245
Steven C. Peck...................     1,500       14,970    12,800/9,200      93,399/5,670

---------------

(1) Value realized is the fair market value on the date(s) of exercise less the exercise price(s).

(2) The value of unexercised options is calculated by subtracting the exercise price(s) from the fair market value, which is determined by calculating the average of the highest and lowest trade of the stock at year-end, which was $19.65 per share.

                                RETIREMENT PLANS

DEFINED BENEFIT PLANS

     Employers Mutual sponsors a tax-qualified defined benefit plan, the Employers Mutual Casualty Company Retirement Plan (the "Pension Plan"), covering all employees of Employers Mutual and its subsidiaries. Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan, the Employers Mutual Casualty Company Supplemental Retirement Plan (the "SRP"), covering certain of its (and its subsidiaries') management and highly compensated employees. Both plans contain a traditional defined benefit formula pension benefit (based on a combination of average pay and years of service) for certain eligible employees and a cash balance account benefit for all other eligible employees.

                              TRADITIONAL FORMULA

     The table below sets forth the annual retirement benefits at age 65 payable to those executives named in the Summary Compensation Table who are eligible under the traditional defined benefit formula portion of the Pension Plan and the SRP. These plans are described in more detail below. The Assumed Annual Earnings is an average of the five consecutive pay years, out of all pay years, which gives the highest average. The assumed annual earnings shown in the table have been computed to reflect a range adequate to cover the current and future salaries of eligible named executives. Generally, compensation utilized for pension formula purposes (and in the table below) includes salary and annual bonus reported in the Summary Compensation Table. Company contributions received under the 401(k) and the Board and Executive Non-qualified Excess plans and amounts related to stock options are not included in the calculation of compensation for purposes of the pension benefit. The benefits in the table do take into account any reduction for applicable Social Security retirement benefits.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                      YEARS OF SERVICE CREDITED AT NORMAL RETIREMENT DATE
                                ---------------------------------------------------------------
ASSUMED ANNUAL EARNINGS            15         20         25         30         35         40
-----------------------         --------   --------   --------   --------   --------   --------
    $ 250,000.................  $ 83,482   $105,357   $127,232   $149,107   $170,982   $192,857
       300,000................   100,179    126,429    152,679    178,929    205,179    231,429
       350,000................   116,875    147,500    178,125    208,750    239,375    270,000
       400,000................   133,571    168,571    203,571    238,571    273,571    308,571
       450,000................   150,268    189,643    229,018    268,393    307,768    347,143
       500,000................   166,964    210,714    254,464    298,214    341,964    385,714
       550,000................   183,661    231,786    279,911    328,036    376,161    424,286
       600,000................   200,357    252,857    305,357    357,857    410,357    462,857
       650,000................   217,054    273,929    330,804    387,679    444,554    501,429
       700,000................   233,750    295,000    356,250    417,500    478,750    540,000

PENSION PLAN

     Employees employed prior to January 1, 1989 and who were 50 years old, or older, on January 1, 2000, have their benefits determined under the Pension Plan (a tax-qualified noncontributory plan), using a traditional defined benefit formula where benefits are based on a percentage of (a) the employee's average compensation (five consecutive pay years that results in the highest average), or (b) $210,000 for 2005 (the limit set by the Internal Revenue Code of 1986, as amended, (the "Code")), whichever is lower, multiplied by the employee's credited service (maximum of 40 years). The normal form of benefit is a single life annuity with payments guaranteed for 10 years. This is the form of benefit that would be paid under the table shown on page 12. Various joint and survivor annuities, a single life annuity with no term certain, and a single life annuity with various term certain options are also available under the Pension Plan (in addition to a lump sum option). All alternative payment options are the actuarial equivalent of the normal form of benefit. Early retirement can be elected by a participant who has reached age 55. The benefit paid on early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64.

SUPPLEMENTAL RETIREMENT PLAN

     Effective October 1, 2004, Employers Mutual established the SRP, which replaced individual Excess Retirement Benefit Agreements with certain executives and replaced the Employers Mutual Supplemental Executive Retirement Plan for certain executives. Accrued benefits under the replaced plans were assumed under the SRP. The SRP is an unfunded, non-qualified retirement plan maintained to provide additional deferred compensation for a select group of management and highly compensated employees. The SRP provides a benefit to eligible persons whenever 100% of their pension benefits under the Pension Plan are not permitted to be funded or paid through that plan because of limits impose by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan. For those executives eligible under the traditional defined benefit formula in the Pension Plan, the SRP benefit is the benefit as calculated under the formula in the Pension Plan (without regard to compensation or benefit limits), offset by the benefit under the Pension Plan. The accrued benefit under the SRP is calculated as a single life annuity (with 10 years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the executive over a period of years, ranging from one year if the present value of the benefit is less than $50,000 to ten years if the present value of the benefit is $450,000 or greater. However, for purposes of the table shown on page 11, it is assumed that the SRP benefit is paid as a single life annuity (with ten years certain), the same as under the Pension Plan, so that a total equivalent pension at normal retirement can be determined.

ESTIMATED BENEFITS OF NAMED EXECUTIVE OFFICERS

     The individuals named in the Summary Compensation Table who are participants in the traditional defined benefit portion of the Pension Plan and SRP are Messrs. Murray, Jean, Davis and Peck. If each of these individuals had retired on December 31, 2005, the years of credited service and the five-year average compensation used to calculate retirement benefits at age 65 in the table would have been 20 and $341,930 for Mr. Murray, 26 and $332,856 for Mr. Jean, 26 and $238,740 for Mr. Davis and 19 and $197,253 for Mr. Peck. If each of these individuals retire at age 65, assuming the benefit formula in the Pension Plan does not change, and assuming a 6% annual increase in covered compensation between 2005 and the year each one reaches age 65, the years of credited service at age 65 and the five-year average compensation used to calculate retirement benefits at age 65 would be 25 and $413,380 for Mr. Murray, 35 and $491,763 for Mr. Jean, 31 and $276,696 for Mr. Davis, and 28 and $237,767 for Mr. Peck.

                              CASH BALANCE FORMULA

PENSION PLAN

     Those employees who were not employed prior to January 1, 1989 or who were not at least age 50 on January 1, 2000, have their pension benefit determined under the cash balance formula in the Pension Plan. The benefit earned is expressed in the form of a hypothetical account balance. Benefit credits accrue monthly at a rate between 3.25% and 13.50% of eligible monthly compensation; the rate increases with age. Interest credits are applied annually at the end of each year to the prior year's balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of benefit is an annuity, the hypothetical account balance is also payable as a lump sum.

SUPPLEMENTAL RETIREMENT PLAN

     As with those executives eligible for the traditional defined benefit formula in the Pension Plan who accrue additional benefits under the SRP, the executives eligible in the cash balance formula under the Pension Plan accrue benefits under the SRP (using a similar hypothetical account balance as under the Pension Plan) to the extent that either compensation or benefits are limited in the Pension Plan by the Code and/or because of elective deferral of covered compensation under any non-qualified deferred compensation plans.

ESTIMATED BENEFITS OF NAMED EXECUTIVE OFFICERS

     Mr. Kelley is the only individual named in the Summary Compensation Table who is a participant in the cash balance formula portion of the Pension Plan and SRP. If Mr. Kelley had retired on December 31, 2005, his hypothetical account balance of $1,060,175 (combining both the Pension Plan and SRP accounts), based on annuity conversion factors being used for current retirees, would provide a single life annuity with 10 years certain of approximately $172,450 per year beginning at age 65. If Mr. Kelley remains employed and retires at age 65, assuming (1) an interest crediting rate of 5.5% per year, (2) annual compensation credit percentages under the current formula, and (3) annual salary growth of 6% per year to age 65, Mr. Kelley's hypothetical account balance would be approximately $5,389,144 at the end of the year in which he reaches age 65 (2019) and, based on annuity conversion factors being used for current retirees, would provide a single life annuity with 10 years certain of approximately $427,568 per year.

                           DEFINED CONTRIBUTION PLANS

401(K) PLAN

     Employers Mutual also sponsors a tax-qualified defined contribution plan, the 401(k) Plan. This plan is available to all employees of Employers Mutual and its subsidiaries. Under the 401(k) Plan, Employers Mutual matches 50% of the first 6% of covered compensation that an employee defers. With the exception of the highly compensated group, the employee participants can make pre-tax deferrals of up to 50% of their covered compensation to this plan (and up to an annual limit under the Code -- for 2005, $14,000 for those under age 50 and $18,000 for those age 50 and above).

BENEP

     In 2005, the former Executive Nonqualified Excess Plan was restated to comply with new Section 409A of the Internal Revenue Code, and is now called the Board and Executive Non-qualified Excess Plan (the "BENEP"). This plan, initially created for highly compensated employees who were limited in their 401(k) deferral percentage, allows highly compensated employees to defer up to 25% of their base salary between the 401(k) plan and the BENEP, with Employers Mutual matching 100% of the first 5% of covered compensation deferred for certain officers. In addition, up to 100% of any annual bonus awarded to such highly compensated employees may be deferred (with a minimum deferral of $5,000), and members of the boards of directors of Employers Mutual and the Company may now defer all or a portion of their director fees into the BENEP.

BENEFITS FOR NAMED EXECUTIVE OFFICERS

     The contributions made by Employers Mutual under the 401(k) Plan and BENEP in 2005 for all the individuals named in the Summary Compensation Table are set forth in footnote (3) to that table.

            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 2005, there were two occasions when a Form 4 was not filed on a timely basis by Employers Mutual. Employers Mutual acquired 5,600 shares of the Company's common stock in August and 6,000 shares in September. These transactions were made pursuant to SEC Rule 10b-18 (safe harbor) as disclosed in a prior appropriate filing, which set forth Employers Mutual's plan for a stock purchase program to acquire additional shares of the Company's common stock on the open market. The Form 4's associated with these two transactions were filed five days and six days late, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The property and casualty insurance operations of the Company are integrated with those of Employers Mutual through participation in a pooling agreement. As a result of this operational relationship, there are numerous transactions between the Company and the Employers Mutual pool participants that occur on an ongoing basis in the ordinary course of business. Under the terms of the pooling agreement, each company cedes to Employers Mutual all of its insurance business, with the exception of any voluntary reinsurance business assumed from nonaffiliated insurance companies, and assumes from Employers Mutual an amount equal to its participation in the pool. All premiums, losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from nonaffiliated insurance companies, are prorated among the parties on the basis of participation in the pool. Employers Mutual negotiates reinsurance agreements that provide protection to the pool and each of its participants, including protection against losses arising from catastrophic events.

     The net proceeds from the follow-on stock offering completed in October, 2004, were distributed among three of the Company's property and casualty insurance subsidiaries in December, 2004 to support a 6.5 percentage point increase in the Company's aggregate participation in the pooling agreement effective January 1, 2005. As a result of this change in the Company's aggregate participation in the pooling agreement increased from 23.5 percent to 30 percent and Employers Mutual's participation decreased from 65.5 percent to 59.0 percent. In connection with this change in the pooling agreement, the Company's liabilities increased $115,042,355 and invested assets increased $108,798,583. The Company reimbursed Employers Mutual $6,518,735 for expenses that were incurred to generate the additional business assumed by the Company, but this expense was offset by an increase in deferred policy acquisition costs. The Company also received $274,963 in interest income from Employers Mutual as the actual cash transfer did not occur until February 15, 2005.

     Premiums assumed by the reinsurance subsidiary from Employers Mutual amounted to $92,588,093 in 2005. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. Commissions paid by the reinsurance subsidiary to Employers Mutual amounted to $21,508,620 in 2005.

     The Company's reinsurance subsidiary pays an annual override commission to Employers Mutual in connection with the $1,500,000 cap on losses assumed per event. The override commission rate is charged at 4.50 percent of written premiums. Total override commission paid to Employers Mutual in 2005 amounted to $4,166,464. Employers Mutual retained losses and settlement expenses under this agreement totaling $28,682,084 in 2005. The reinsurance subsidiary also pays for 100 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business it retains in excess of the $1,500,000 cap per event, excluding reinstatement premiums. This cost is recorded as a reduction to the premiums received by the reinsurance subsidiary and amounted to $3,695,833 in 2005.

     Employers Mutual provides various services to all of its subsidiaries and affiliates, including the Company and its subsidiaries. Such services include data processing, claims, financial, legal, actuarial, auditing, marketing and underwriting. Employers Mutual allocates a portion of the cost of these services to the subsidiaries that do not participate in the pooling agreement based upon a number of criteria, including usage and number of transactions. The remaining costs are charged to the pooling agreement and each pool participant shares in the total cost in accordance with its pool participation percentage. Costs allocated to the Company by Employers Mutual for services provided to the holding company and its subsidiaries that do not participate in the pooling agreement amounted to $2,055,394 in 2005. Costs allocated to the Company through the operation of the pooling agreement amounted to $82,782,802 in 2005.

     Investment expenses are based on actual expenses incurred by the Company plus an allocation of other investment expenses incurred by Employers Mutual, which is based on a weighted average of total invested assets and number of investment transactions. Investment expenses allocated to the Company by Employers Mutual amounted to $1,011,370 in 2005. In addition, a subsidiary of the Company leased office space from an affiliate of Employers Mutual, which is used as a branch office. These lease payments amounted to $375,000 in 2005.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U.S. companies and a published Industry Index, which is the Media General Industry Group 432, over a five-year period beginning December 31, 2000 and ending December 31, 2005. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Market Index and the Industry Index. It also assumes reinvestment of all dividends for the period.

                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG EMC INSURANCE GROUP INC., NASDAQ MARKET INDEX
                               AND INDUSTRY INDEX

                              (PERFORMANCE GRAPH)

                                            2000      2001     2002     2003     2004     2005
                                           -------   ------   ------   ------   ------   ------
EMC INSURANCE GROUP INC. ................  $100.00   153.02   164.93   201.37   212.16   201.84
NASDAQ MARKET INDEX......................  $100.00    79.71    55.60    83.60    90.63    92.62
INDUSTRY INDEX...........................  $100.00    85.52    67.86    83.17    89.27    98.37

                         COMPENSATION COMMITTEE REPORT

     Historically, this Report has been provided by the Senior Executive Compensation and Stock Option Committee of the Board of Directors of Employers Mutual (the "EMCC Compensation Committee"), as the executive officers of the Company are employed by Employers Mutual. For example, in 2004, the compensation of the executive officers of the Company was initially determined by the EMCC Compensation

Committee, with subsequent approval of the base salary component (described below) by the full Board of Directors of Employers Mutual. However, the Company's Board of Directors established its own compensation committee (the "Company Compensation Committee") in 2004 and, commencing in 2005, the Company Compensation Committee began to consider and independently approve the compensation arrangements for the Company's Chief Executive Officer and other executive officers. This constitutes the first report of the Company Compensation Committee.

     The process for establishing the compensation of the Company's executive officers commences with the EMCC Compensation Committee, which makes an initial determination of compensation arrangements for the executive officers. The compensation arrangements as determined by the EMCC Compensation Committee are then submitted to the Company Compensation Committee for its independent evaluation and approval. The base salary component of such compensation arrangements for each executive officer is also submitted to the full Board of Directors of Employers Mutual for its approval. If the Company Compensation Committee does not concur with such compensation arrangements, its concerns are referred back to the EMCC Compensation Committee for additional study and reconsideration. Both committees are authorized to meet jointly in an attempt to resolve any continuing disputes, but the Company Compensation Committee is ultimately required by its Charter to take action independently of the actions taken by the EMCC Compensation Committee and to approve the compensation arrangements. In 2005, the recommendations of EMCC's Compensation Committee were approved by the Company Compensation Committee.

COMPENSATION PHILOSOPHY

     The philosophy followed in establishing executive officer compensation is to provide a structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group is comprised of companies that are similar in size, have comparable insurance products and that have been identified by management as the competition with respect to such matters as the quality of the products and services provided, and which tend to compete in the same targeted markets as do Employers Mutual and its subsidiaries, including the Company's four property and casualty insurance subsidiaries. The philosophy also seeks to provide a level of compensation that will attract and retain highly qualified, motivated executive officers who will enhance the ability of Employers Mutual and the Company to continue their long history of steady growth and financial strength.

EXECUTIVE OFFICER COMPENSATION COMPONENTS

     The compensation of executive officers is provided primarily through the use of three major components, consisting of a base salary, a cash bonus program and stock option awards. Each of these elements is designed to achieve particular results and to award compensation based on measurement of individual and collective executive officer performance.

     BASE SALARIES. In establishing the base salaries of executive officers, Employers Mutual's management and Human Resources Department personnel obtain salary surveys from three industry-recognized sources. From these surveys, suggested salary ranges are established for each executive officer position. An executive officer's proposed salary is then set within that range. Such recommendation, including placement within the suggested salary range, is then reviewed by the EMCC Compensation Committee, which also obtains information on the overall performance and progress of each executive officer during the previous year, and his or her contributions to the management team, as reported by the Chief Executive Officer. Additional factors considered in placement within the range include the executive officer's contribution to the achievement of identified business objectives, demonstrated leadership skills, overall management effectiveness and length of service. In 2005, it was also an objective to move executive officers toward the midpoint of the range for their respective positions within four years following the individual's assumption of his or her position, assuming satisfactory performance.

     Similar information, including the recommended base salary for each executive officer, is then shared with, and independently reviewed and evaluated by, the Company Compensation Committee, which makes the final determination on whether to accept the base salary recommendations of the EMCC Compensation Committee.

     BONUS PROGRAM. The Employers Mutual Senior Executive Compensation Bonus Program, in which the Company's eligible executive officers participate, is designed to provide short-term incentives based on annual performance. The program provides that eligible executive officers may receive a cash bonus based on the financial performance of Employers Mutual Casualty Company and its subsidiaries and affiliates (collectively doing business as EMC Insurance Companies). Those performance results are measured against targets recommended by the EMCC Compensation Committee, and independently reviewed and adopted by the Company Compensation Committee, on an annual basis. This program is based on the statutory financial statements of EMC Insurance Companies and (i) compares consolidated written premium growth to an established goal, (ii) considers growth of consolidated statutory surplus and (iii) compares the consolidated statutory combined ratio to both a target ratio and the combined ratio of the insurance industry. Each performance standard is weighted in its importance in the bonus formula. The maximum bonus that may be earned by an executive officer begins at 50% of base salary for an eligible Vice President (with not all vice presidents being eligible for this program), and increases to 55% for the Company's Senior Vice Presidents, 60% for its Executive Vice Presidents, and 65% for its President and Chief Executive Officer. In 2005, application of the bonus formula to the reported financial results of EMC Insurance Companies resulted in $1,036,683 in bonuses being earned by the named executive officers collectively. Any bonus earned is paid in two installments during the following year.

     STOCK OPTIONS. Long-term incentive compensation opportunities are provided for executive officers through the use of incentive stock option grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, an affiliate and four subsidiaries of the Company, both the Company Compensation Committee and the EMCC Compensation Committee believe that superior performance by the executive officers of Employers Mutual and the Company has a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by executive officers. The incentive stock option plan provides that all stock options be granted at option prices equal to the fair market value of the Common Stock on the date of grant. Stock options generally have a term of ten years and vest at a rate of 20 percent per year, commencing in the second year of the term.

     During 2005, the Company Compensation Committee approved revisions to previously established formal guidelines for granting stock options to eligible executive officers. The revised guidelines establish base option award ranges for each executive officer based upon his or her level of authority and responsibility, and provide for the granting of both standard awards, made in conjunction with each executive officer's annual salary review, and discretionary awards, based upon such factors as individual performance, attainment of agreed goals and objectives, and other contributions to overall results. Effective March 1, 2005, an aggregate of 59,000 stock options were awarded to the named executive officers of the Company, at an option price of $19.35 per share.

     OTHER COMPENSATION. The executive officers also receive other forms of compensation pursuant to certain plans adopted by Employers Mutual (and in some cases formally adopted by the Company's Board of Directors as well), some of which are generally available to all employees of Employers Mutual (subject to standard eligibility requirements) and some of which are limited to executive officers. During 2005, Employers Mutual maintained a Board and Executive Non-qualified Excess Plan (BENEP), which allowed those executive officers whose compensation level limited their deferral percentage under Employers Mutual's defined contribution 401(k) Plan to defer up to 25% of their base salary between the 401(k) Plan and the BENEP. Employers Mutual matches 100% of the first five percent of covered compensation deferred under the BENEP for certain officers. The Executive Non-qualified Excess Plan was replaced during 2005 with the BENEP, in part to bring that non-qualified benefit program into compliance with the requirements of the American Jobs Creation Act of 2004 and new Section 409A of the Internal Revenue Code.

     Effective October 1, 2004, Employers Mutual established a new Supplemental Retirement Plan (the "SRP"). This plan is an unfunded, non-qualified retirement plan maintained primarily for providing additional deferred compensation for a select group of executive officers as designated under the provisions of the Employee Retirement Income Security Act of 1974. The SRP replaced certain previously existing individual Excess Retirement Benefit Agreements and the Supplemental Executive Retirement Plan. Those plans had been designed to restore benefits to eligible executive officers who were prevented from receiving full benefits from Employers Mutual's qualified pension plan because of their deferral of bonus income and the restrictions imposed by the Internal Revenue Service on the amount of covered compensation that can be credited to, and the maximum benefits that can be received from, qualified pension plans. Benefits accrued under the previous plans were transferred to the SRP, and plan benefits began to accrue for the participating executive officers as of the plan's effective date. A total of $120,965 was paid out under the SRP in 2005, including $42,433 to a former executive officer of the Company who retired during 2005.

     Certain executive officers of the Company may receive other compensation in the form of professional designation awards, excess group life insurance supplemental disability insurance and life insurance premiums paid on their behalf, and automobile and country club membership allowances. The Company Compensation Company considers all of these forms of compensation in its process of setting compensation pursuant to the three components noted above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In establishing the total compensation package for 2005 for Mr. Kelley, the Company Compensation Committee considered the Company's overall operating performance based on a broad range of factors relative to financial strength and performance, such as premium and surplus growth and combined ratio, as well as financial performance compared to other companies engaged in the insurance industry and an assessment of Mr. Kelley's satisfactory attainment of individual performance goals established in prior years.

     For 2005, the Company Compensation Committee established Mr. Kelley's base salary at $588,048. Under the terms of the Senior Executive Compensation Bonus Program, a bonus of $382,231 was earned by Mr. Kelley for 2005. Mr. Kelley was granted a stock option award for 18,000 shares at an option price of $19.35 per share. During 2005, Mr. Kelley received a matching payment under the BENEP of $48,881 and has accrued a retirement benefit of $1,060,175 from all qualified and non-qualified plans. Mr. Kelley also benefited from premium payments totaling $1,518 made on his behalf for excess group life insurance, and premium payments totaling $6,938 made on his behalf for life insurance and supplemental disability insurance. Employers Mutual provided Mr. Kelley with an automobile, a country club membership, and access to financial and tax planning services at a total cost of $8,072.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation of more than $1.0 million paid to a company's chief executive officer or any executive officer named in its Summary Compensation table. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The policy of the Company Compensation Committee is to structure the compensation of our executive officers, including Mr. Kelley, to avoid the loss of the deductibility of any compensation, although Section 162(m) will not preclude the Company Compensation Committee from awarding compensation in excess of $1.0 million, if it should be warranted in the future. We believe that Section 162(m) will not have any effect on the deductibility of the compensation of Mr. Kelley and the other executive officers named in the Summary Compensation Table for 2005.

     The members of the Compensation Committee of EMC Insurance Group Inc. are as follows and hereby submit this Executive Compensation Report.

                                          Joanne L. Stockdale -- Chair
                                          George C. Carpenter III
                                          Raymond A. Michel

                             AUDIT COMMITTEE REPORT

     As reported earlier, the Audit Committee of the Board of Directors is composed of three members. All members of the Audit Committee are independent under "Nasdaq" Corporate Governance Rules and Securities and Exchange Commission Rules. The Audit Committee's responsibilities are described in a written charter. A copy of the Audit Committee's written charter may be obtained on the Company's website at www.EMCInsurance.com.

     Management is responsible for the internal controls and financial reporting processes of the Company. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the Company's stockholders and Board of Directors on the results of this audit. Beginning in 2005, the independent registered public accounting firm is also responsible for performing an independent audit of the effectiveness of the Company's internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report to the Company's stockholders and Board of Directors on the results of this audit. The Committee's responsibility is to monitor and oversee these processes.

     At each of its seven meetings during calendar year 2005, the Committee met and held discussions with management and Ernst & Young LLP, independent registered public accounting firm for the Company. Two of these meetings included sessions at which management was not present. The Committee discussed with Ernst & Young the results of its examination of the consolidated financial statements and its assessment of the effectiveness of the Company's internal control over financial reporting.

     During 2005, management documented, tested and evaluated the Company's internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Committee was kept apprised of the Company's progress by management and Ernst & Young at each regularly scheduled Committee meeting. Management has provided the Committee with a report of the effectiveness of the Company's internal control over financial reporting. The Committee reviewed management's and Ernst & Young's evaluation of the Company's internal control over financial reporting to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young. In addition, the Committee discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) issued by and as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young that firm's independence. The Committee determined that the non-audit services provided by Ernst & Young during the 2005 calendar year are compatible with maintaining its independence.

     Based on the Committee's discussions with management and Ernst & Young, the Committee's review of the representations of management, and the reports of Ernst & Young to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2005. The Committee also has recommended that the stockholders ratify the Committee's selection of Ernst & Young as the Company's independent registered public accounting firm for calendar year 2006.

                                          AUDIT COMMITTEE
                                          David J. Fisher, Chairman
                                          Margaret A. Ball
                                          Joanne L. Stockdale

     The following table sets forth the fees for professional audit services rendered by Ernst & Young for the audit of the Company's annual financial statements for the years ended December 31, 2005 and 2004, the audit of the Company's internal control over financial reporting as of December 31, 2005, and fees billed for other services rendered by Ernst & Young during 2005 and 2004.

                                            2005       2004
                                          --------   --------
Audit Fees(1)...........................  $463,719   $319,167
Audit Related Fees(2)...................    13,650     10,422
Tax Fees(3).............................    18,792     36,001
All Other Fees(4).......................        --        862
                                          --------   --------
Total Fees..............................  $496,161   $366,452
                                          ========   ========

---------------

Notes:

(1) Audit fees consist of fees for the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q, the audit of the Company's internal control over financial reporting (beginning in 2005) and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. The audit fees reported for 2004 include $156,420 paid to Ernst & Young in connection with the Company's public offering of stock and the preparation of the related S-1 Registration Statement.

(2) Audit-related fees consist primarily of services related to the audit of Employers Mutual's employee benefit plans.

(3) Tax fees consist of fees for tax advisory and compliance services for the Company and Employers Mutual's employee benefit plans.

(4) All other fees consist of fees for all other services other than those reported above.
---------------

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed with regard to each particular service and its related fees. In addition, the Audit Committee may pre-approve any services not anticipated or services whose costs exceed the previously pre-approved amounts. In addition, the Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee, who has the authority to pre-approve any services not anticipated or services whose costs exceed previously pre-approved amounts, provided all pre-approval decisions made by the Chairman are reported to the Audit Committee at its next meeting.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

     Ernst & Young LLP audited the financial statements of the Company for the year ended December 31, 2005, and audited the effectiveness of the Company's internal control over financial reporting as of December 31, 2005. The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006 and the stockholders are asked to ratify that selection. During 2005, in connection with its audit function, E&Y provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and advisory services regarding various financial and accounting matters.

     A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although this ratification is not required by current laws, rules and regulations, or the Company's By-Laws, Audit Committee Charter or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE COMPANY.

                                 OTHER MATTERS

     The Board, in addition to the Company's Code of Corporate Conduct, has adopted a Code of Ethics applicable to the Company's senior financial officers, including the Company's Chief Executive Officer, Chief Financial Officer, Treasurer, and principal accounting officer or controller, or persons performing similar functions. The Company's Code of Ethics for senior financial officers is available on the Company's website at www.EMCInsurance.com.

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
           AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 2007 Annual Meeting of Stockholders must be received by the Company no later than December 17, 2006. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, the securities so held must have a market value of at least $2,000 and the securities must be held on the date of the meeting. Any such proposal will be included in the Proxy Statement for the 2007 Annual Meeting if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder proposal is determined by the Company to be appropriate under the rules promulgated by the Securities and Exchange Commission.

     The Board has implemented a process whereby stockholders may send communications directly to the Board's attention. Any stockholder wanting to communicate with the Board, or one or more specific members thereof, should send his or her written communication to the Office of the General Counsel, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50303. The General Counsel of the Company has been instructed by the Board to screen such communications for validation and then promptly forward all such communications to the specified addressee thereof.

April 12, 2006

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DONALD D. KLEMME, Secretary

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


                                    Please sign exactly as your name appears.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                    DATE:                               , 2006.
                                          ------------------------------



                                    -------------------------------------------
                                    Signature



                                    -------------------------------------------
                                    Signature if held jointly

                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                            EMC INSURANCE GROUP INC.
                             PROXY FOR COMMON STOCK
                  ANNUAL MEETING OF STOCKHOLDERS-MAY 25, 2006
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce G. Kelley and George W. Kochheiser, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on March 27, 2006 at the Annual Meeting of Stockholders to be held on May 25, 2006 or any adjournment thereof.


         1. ELECTION OF DIRECTORS       [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY
                                            (except as marked to the contrary below)          to vote for all nominees listed below

         Margaret A. Ball, George C. Carpenter III, David J. Fisher, Bruce G. Kelley, George W. Kochheiser, Raymond A. Michel, Fredrick A. Schiek, Joanne L. Stockdale

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that name on the space provided below.)



         ----------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

         [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

3. OTHER BUSINESS In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.